As filed with the Securities and Exchange Commission on April 21, 2003 SEC File No. ___________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                         POWERBALL INTERNATIONAL, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

        UTAH                                                  84-1431425
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(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

2095 West 2200 South, West Valley City, Utah                    84119
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(Address of Principal Executive Offices)                      (Zip Code)

                  POWERBALL 2003 STOCK OPTION AND AWARD PLAN
                  ------------------------------------------
                            (Full title of the plan)


     William Freise, 2095 West 2200 South, West Valley City, Utah 84119
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           (Name, address, including zip code of agent for service)

 Telephone number, including area code, of agent for service:  (801) 974-9120

                           CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered      Share (1)        Price            Fee
----------     ----------      -----------      ----------       ------------
Common Stock,
$.001 par value   350,000         $0.85           $297,500         $ 24.07

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee as determined under Regulation C, Rule 457(c) and/or (g), of the Securities Act of 1933, based on the closing price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board on April 15, 2003.

                       POWERBALL INTERNATIONAL, INC.

                                   PART I
                  Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of Form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option plan.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------

1)     Plan Information                             Section 10(a) Prospectus

2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus



                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference:

   1) The Company's annual report on Form 10-KSB for the period ended December 31, 2002, dated April 9, 2003;

   2) All additional reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act after April 9, 2003.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

The Company is authorized to issue 25,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Registrar and Transfer Agent

The registrar and transfer agent of the Company's securities is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, (801) 355-5740.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

Part 9, sections 16-10a 901 et. seq. of the Utah Revised Business Corporation Act, as amended ("Part 9") permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, sections 16-10a-902 and 907 grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, by reason of his having been such a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he had no reasonable cause to believe his conduct was unlawful. Section 16-10a-903 confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter.

Section 16-10a-906 expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a-906 permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action if the above procedure is approved in the same fashion. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Utah Revised Corporation Act, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                ITEM 8. EXHIBITS
Exhibits.
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Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                           Location
-------      ---------     -----------                           --------
4.01            4          Powerball 2003 Stock Option
                           And Award Plan                        This filing

5.01          5 & 23       Letter opinion, including consent
                           of John C. Thompson & Assoc., LLC,
                           regarding the legality of
                           the Common Stock to be
                           issued pursuant to options
                           granted under the Plans.              This Filing

23.01           23         Consent of David T. Thomson, P.C.
                           Certified Public Accountant           This Filing

25.01           25         Powers of Attorney                    See Signature
                                                                 Page

                           ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments-Item 512(a)
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The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference-Item
512(b)
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The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)
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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, this 17th day of April, 2003.

                                     POWERBALL INTERNATIONAL, INC.
                                     By /S/ Robert K. Ipson, CEO

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Ipson, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                  Date
---------                            -----                  ----
/S/ Robert K. Ipson                  Director               April 17, 2003

/S/ William Freise                   Director               April 17, 2003

/S/ Phillip McStotts                 Director               April 17, 2003

/S/ Matthew Fisher                   Director               April 17, 2003